PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated July 14, 2011)	File Number 333-171570

CHANTICLEER HOLDINGS, INC.

Warrants to Purchase up to 4,921,948 Shares of Common Stock
Issuable Upon Exercise of Nontransferable Rights to Subscribe for such Warrants

This Prospectus Supplement supplements and amends the prospectus dated July 14, 2011, which we refer to as the Prospectus. The Prospectus relates to the sale of Offered Warrants to purchase an aggregate of 4,921,948 shares of our common stock upon the exercise of nontransferable rights to subscribe for such Offered Warrants.  The Prospectus provided that the Offered Warrants were nontransferable, and that the expiration date of the rights offering period is August 20, 2011.  We have elected, pursuant to the terms of the rights offering, to extend the expiration date of the rights offering from August 20, 2011 to September 10, 2011.  In addition, we are hereby confirming that the Offered Warrants are transferable.

The information herein supplements and amends the information contained in the Prospectus. This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This investment involves risks. See “Risk Factors” on page 12 of the Prospectus, as updated by this Prospectus Supplement thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 19, 2011.